Exhibit 99.1

AMERICAN FINANCE TRUST COMPLETES PREVIOUSLY ANNOUNCED $261

MILLION SALE OF OFFICE BUILDINGS, REDUCING OFFICE EXPOSURE TO 1%

NEW YORK – January 7, 2022 – On January 6, 2022, American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) today completed the previously announced disposition of its non-core portfolio of three office buildings leased to Sanofi S.A. for $261 million (the “Sanofi Sale”), representing a 6.38% cash capitalization rate1 and a $10 million increase from its original purchase price. On a Pro Forma basis as of September 30, 20212 the Sanofi Sale reduced the Company’s exposure to office assets to 1% from 7%, based on Pro Forma annualized straight-line rent (“SLR”).

“The Sanofi Sale is a great way to start 2022 and is an integral step in the transformative $1.3 billion transaction, announced last month, that will make AFIN the preeminent REIT focused on necessity retail,” said Michael Weil, CEO of the Company. “The proceeds from the Sanofi Sale will be accretively used to partially fund the previously announced portfolio acquisition of power, anchored and grocery centers, which we expect to close by the end of the first quarter (the “Transaction”). As of September 30, 2021 and giving effect to the Transaction on a Pro Forma basis, our portfolio of single tenant and open-air shopping centers that are primarily leased to necessity-retail tenants would have grown to approximately $5 billion, increasing the Company’s ownership of grocery-anchored shopping centers to 22% of SLR in our open-air shopping center portfolio, and reducing portfolio office exposure to just 1% of SLR. We believe in the long-term strength of retail in the US and that brick-and-mortar stores will continue to play a critical role in the industry.”

Strategic and Financial Rationale

•	Immediately Accretive to AFFO: The Transaction is expected to be accretive immediately upon closing, adding significant scale and value with pandemic-tested assets

•	Amplified Scale: Strategic acquisition of a 9.5 million square foot, 81-property portfolio of power, anchored, and grocery centers[3] under contract to be acquired for $1.3 billion

•	Office Concentration Reduced to 1% of SLR: Opportunistic and accretive $261 million disposition of the Company’s Sanofi office asset and $1.3 billion portfolio acquisition reduced Pro Forma SLR[4] derived from office assets to 1% from 7%

•	Realized Cap Rate Compression on Sanofi Disposition: Disposition Cash Cap Rate of 6.38% is 15bps lower than the Cash Cap Rate at time of acquisition in 2014, generating a $10 million increase on its original purchase price

•	Addition of Grocery Centers: 22% of Pro Forma multi-tenant SLR derived from grocery centers, which we expect to enhance the desirability of the Company’s properties and ability to command strong rental rates

•	Rebranded Company focused on Where America Shops: The Necessity Retail REIT (NYSE: RTL) will be the preeminent REIT focused on Necessity-Based retail, with a portfolio that, on a Pro Forma basis, as of September 30, 2021, was 55% leased to Service-Oriented or Necessity-Based retail tenants.

Name Change

As previously announced, in connection with the Transaction, the Company will change its name and be rebranded as “The Necessity Retail REIT Where America Shops” and expects that its Class A common stock (“Common Stock”), 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 7.375% Series C Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”) will begin trading on Nasdaq thereafter under the ticker symbols RTL, RTLPP and RTLPO, respectively. The Company’s Common Stock, Series A Preferred Stock, and Series C Preferred Stock will continue to trade on Nasdaq under the symbols AFIN, AFINP, and AFINO, respectively, until the closing of the Transaction.

Footnotes/Definitions

[1]	For acquisitions, cash cap rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. For dispositions, cash cap rate is a rate of return based on the annualized cash rental income of the property to be sold. For acquisitions, cash cap rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. For dispositions, cash cap rate is calculated by dividing the annualized cash rental income by the contract sales price for the property, excluding acquisition costs Weighted average cash cap rates are based on square feet unless otherwise indicated.

[2]	All pro forma numbers are as of September 30, 2021, assume closing of the Transaction and exclude the Sanofi office asset which has been sold.

[3]	Portfolio to be acquired includes 79 Power, Anchored and Grocery Centers and two single tenant properties.

[4]	Pro Forma represents, as of September 30, 2021, the properties owned by AFIN and the annualized straight-line rent or “SLR” generated by those properties plus the 81 property multi-tenant portfolio, and the annualized SLR generated by those properties including two single tenant assets that encompass 86,810 square feet and $1.2 million of annualized straight-line rent, under the contract with certain subsidiaries of CIM Real Estate Finance Trust, Inc, but excluding AFIN’s Sanofi office asset which was also under a contract to be sold as of the date.

About American Finance Trust, Inc. soon to be rebranded The Necessity Retail REIT Where America Shops

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “seek,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants, the assets under contract to be acquired including their respective tenants and the global economy and financial markets and that any potential future acquisition of property is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports including in particular the Company’s Current Report on Form 8-K dated December 20, 2021 and describing additional facts and risk factors relating to the Transaction described in this release. In particular, the Transaction described in this release is subject to closing conditions, including conditions that are outside of the Company’s control, and the Transaction described in this release may not be completed on the contemplates terms, or at all, or may be delayed. The Company may not be able to obtain financing to complete the Transaction on favorable terms or at all. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law. This press release also includes statements regarding the pro forma effect of the Transaction and the sale of office assets leased to Sanofi. For more information about the pro forma impact of the Transaction, see the Company’s Current Report filed on Form 8-K on January 5, 2022.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Non-GAAP Financial Measures

This release discussed the non-GAAP financial measure Adjusted Funds From Operations (“AFFO”). A description of this non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided on our press release furnished as Exhibit 99.1 with our Current Report on Form 8-K on November 3, 2021. In addition, please see the press release for statements as to why the Company believes that this measure is useful to investors and additional purposes for the Company’s use of this measure.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063